FOR IMMEDIATE RELEASE Contact: David Stakun

March 27, 2007 (215) 942-8428

Technitrol Issues Statement Regarding

Bel Fuse's Response to its Acquisition Offer

PHILADELPHIA -- Technitrol, Inc. (NYSE: TNL) is releasing the following statement in response to Bel Fuse's (NASDAQ: BELFA, BELFB) announcement of March 26, 2007. Technitrol's statement can be attributed to Chairman and Chief Executive Officer James M. Papada, III:

"We are very disappointed in the vague tone of the Bel Fuse Board of Directors' statement regarding our firm and fair offer to acquire Bel Fuse for $40.30 per share in cash (with a stock component should Bel Fuse wish). Notwithstanding the fact that our offer represents premiums of 38% and 21%, respectively, over the closing prices of Bel Fuse's Class A and Class B shares on the day before we announced our proposal, as well as a multiple of approximately 12 times Bel Fuse's 2007 estimated EBITDA, the Bel Fuse Board refers to some undisclosed generic undervaluation of Bel Fuse's stock. The Board makes reference to Bel Fuse's cash position, ignoring completely the plain fact that our offer not only reflects the cash on the balance sheet but results in a meaningful premium paid for that cash.

"Unlike obscure promises of a share repurchase of an unspecified amount of stock at an unspecified price over an unspecified time, our offer represents certain cash value in the hands of all of Bel Fuse's shareholders. We find it strange that Bel Fuse is in effect advising its shareholders to walk away from such a transaction and instead transfer more control to current insiders and away from its unaffiliated shareholders.

"We believe that our cash offer represents an attractive and compelling valuation for all of Bel Fuse's shareholders, and the markets seem to agree. We repeat our offer to meet with the Bel Fuse Board to learn more about why it believes that its shares are undervalued in light of the significant, firm cash premium we propose to pay for its earnings power."

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the data networking, broadband/Internet access, telecommunications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol's Web site at http://www.technitrol.com.

Cautionary Note: This message contains "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially. This release should be read in conjunction with the factors set forth in Technitrol's report on Form 10-K for the year ended December 29, 2006 in Item 1 under the caption "Factors that May Affect Our Future Results (Cautionary Statements for Purposes of the 'Safe Harbor' Provisions of the Private Securities Litigation Reform Act of 1995)."

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